Exhibit 21




                         SUBSIDIARIES OF THE REGISTRANT

    Parent                      Subsidiary                  Percent of Ownership

FFW Corporation    First Federal Savings Bank of Wabash           100%
FFW Corporation    FirstFed Financial, Inc.                       100%

     The financial statements of FFW Corporation are consolidated with those of its subsidiaries.